EXHIBIT 99.1

HMS REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

▪2Q'20 Total Revenue of $142.7 Million, (-15.2%) vs. 2Q'19; YTD'20 Total Revenue -0.7% vs. YTD'19
▪2Q'20 Net income of $6.6 Million vs. $29.1 Million in 2Q'19; YTD'20 Net Income -60.4% vs. YTD'19
▪2Q'20 GAAP EPS of $0.07 Per Diluted Share vs. $0.33 per Diluted Share in 2Q'19
▪2Q'20 Adjusted EPS of $0.19 Per Diluted Share vs. $0.34 per Diluted Share in 2Q'19 (excluding 2Q 2019 Reserve Release Benefit)
▪2Q'20 Adjusted EBITDA of $27.8 Million, (-41.6%) vs. 2Q'19; YTD'20 Adjusted EBITDA -15.5% vs. YTD'19 (excluding 2Q 2019 Reserve Release Benefit)

IRVING, Texas – August 7, 2020 – HMS Holdings Corp. (Nasdaq: HMSY) today announced financial results for the second quarter ended June 30, 2020.
“HMS is showing its organizational agility and financial strength, and the fundamentals of our business remain strong as our nation and the world continue to address the circumstances surrounding COVID-19,” said Bill Lucia, Chairman and CEO. “With lower utilization rates, client work pauses, and shifts in industry focus, COVID-19 had a negative impact on our Company's second quarter financial performance, with revenue, net income and adjusted EBITDA declining on both a sequential and year-over-year basis. Despite these challenges, we maintained robust cash flows, with cash and cash equivalents up 38.6% since the end of 2019 to reach $193 million at the end of the second quarter.
“Our organization moved swiftly to remain fully operational in support of our clients while protecting our employees' health and safety. We continue to invest in our business to bolster future growth as well as deliver strong client value to meet the industry's evolving needs. We believe strong cost containment and clinical outcome capabilities are going to grow in importance both during and after this health crisis, particularly as State budgets are pressured due to lower revenue and higher Medicaid costs.
“Regardless of the recent headwinds we have encountered, we remain well positioned to deliver value to our clients and our business outlook for the second half of 2020 and full year 2021 remains positive. We are seeing signs of improving healthcare utilization and other trends that should be beneficial for the HMS business. For example, elective procedures are beginning to increase; Medicaid enrollment is rising due primarily to higher unemployment; and, our Payment Integrity business line is expected to improve during the third quarter as CMS and other clients are lifting pauses on certain medical record requests and audits enacted during a COVID-19 emergency period to reduce administrative burden on hospitals,” Lucia concluded.
Second Quarter
Total revenue in the second quarter of 2020 was $142.7 million, compared to total revenue of $168.2 million in the prior year second quarter (-15.2%). 2Q 2019 included $10.5 million in revenue as the Company released its remaining contract-related balances under its original Medicare RAC Contract (the “2Q 2019 Reserve Release”). Revenue in the second quarter of 2020 from the Accent business, which was acquired at the end of 2019, was $10.8 million. Organic revenue in the second quarter of 2020, excluding Accent and the 2Q 2019 Reserve Release, declined 16.4%.

Coordination of Benefits (COB) revenue was $106.7 million in the second quarter of 2020 compared to $105.1 million in the prior year second quarter (+1.6%). Organic COB revenue, excluding Accent, was $95.9 million (-8.8%) due to lower claim volumes resulting from circumstances related to COVID-19.
Payment Integrity (PI) revenue was $24.4 million in the second quarter of 2020, compared to $49.1 million in the prior year second quarter (-50.3%). Excluding the 2Q 2019 Reserve Release, total PI revenue decreased 36.8% compared to the prior year quarter due to lower claim volumes, primarily driven by temporary suspension or reduction of certain client contract work resulting from circumstances related to COVID-19, as previously disclosed.
Population Health Management (PHM) revenue was $11.5 million in the second quarter of 2020, compared to $14.0 million in the prior year second quarter (-17.6%) due to the suspension of certain consumer engagement programs primarily related to COVID-19 circumstances which more than offset an increase in COVID-19-specific program activities.
Net income in the second quarter of 2020 was $6.6 million, or $0.07 per diluted share, compared to net income of $29.1 million, or $0.33 per diluted share, in the second quarter of 2019. Net income in the second quarter of 2019 included a net benefit of $0.07 per diluted share related to the 2Q 2019 Reserve Release.
Adjusted EBITDA in the second quarter of 2020 was $27.8 million, compared to $47.6 million excluding a net benefit of $8.2 million related to the 2Q 2019 Reserve Release in the prior year second quarter (-41.6%).
Adjusted EPS in the second quarter of 2020 was $0.19 per diluted share, compared to $0.34 per diluted share in the second quarter of 2019 excluding the 2Q 2019 Reserve Release of $0.07 per diluted share (-44.1%).

Six Months Ended
Total revenue for the six months ended June 30, 2020 was $314.1 million, compared to $316.1 million in the prior year period (-0.7%). For the six months ended June 30, 2019, total revenue included $10.5 million from the 2Q 2019 Reserve Release. Revenue in the six months ended June 30, 2020 from the Accent business was $21.7 million. Excluding the 2Q 2019 Reserve Release and revenue from the Accent business, total revenue decreased 4.3% compared to the prior year period.
COB revenue for the six months ended June 30, 2020 was $224.8 million, compared to $210.9 million in the prior year period (+6.6%). Organic COB revenue for the six months ended June 30, 2020, excluding Accent, was $203.1 million (-3.7%).
PI revenue for the six months ended June 30, 2020 was $63.7 million, compared to $76.8 million in the prior year period (-17.1%). Excluding the 2Q 2019 Reserve Release, total PI revenue for the six months ended June 30, 2020, decreased 4.0% compared to the prior year period. PHM revenue for the six months ended June 30, 2020 was $25.6 million, compared to $28.3 million in the prior year period (-9.8%).
Net income for the six months ended June 30, 2020 was $19.3 million, or $0.21 per diluted share, compared to $48.7 million, or $0.55 per diluted share, in the prior year period. For the six months ended June 30, 2019, net income included $0.07 per diluted share related to the 2Q 2019 Reserve Release and discrete tax benefits recorded in the first quarter of 2019 totaling $0.07 per diluted share.
Adjusted EBITDA for the six months ended June 30, 2020 was $74.9 million, compared to $96.8 million in the prior year period, which included a net benefit of $8.2 million related to the 2Q 2019 Reserve Release (-22.6%). Excluding this benefit, Adjusted EBITDA decreased 15.5% compared to the prior year period.
Adjusted EPS for the six months ended June 30, 2020 was $0.51 per diluted share. Adjusted EPS was $0.75 per diluted share in the comparable prior year period, including $0.07 per diluted share related to the 2Q 2019 Reserve Release and discrete tax benefits recorded in the first quarter of 2019 totaling $0.07 per diluted share. Excluding the 2Q 2019 Reserve Release and discrete tax item in 2019, adjusted EPS for the first six months of 2020 was $0.51 per diluted share, compared to $0.61 per diluted share in the prior year period (-16.4%).

Cash Flow and Capital Resources
Net cash provided by operating activities for the six months ended June 30, 2020 was $65.8 million compared to $78.1 million in the first six months of 2019. Capital expenditures were $11.5 million for the six months ended June 30, 2020, compared to $8.4 million in the comparable prior year period.
The Company's balance sheet at June 30, 2020 included $193.1 million of cash and cash equivalents and $240.0 million in outstanding bank debt, compared to cash and cash equivalents of $139.3 million and outstanding bank debt of $240.0 million at December 31, 2019.
Financial Guidance
The Company revised its full year 2020 financial guidance, as follows:

($ in millions)	Reported FY 2019	Adjusted FY 2019		Revised FY 2020 Guidance	Y - Y % Change from Adjusted FY 2019
Total Revenue	$626	$616	(1)	$ 680 - 690	10.5 - 12.1%
Net Income	$87	$69	(2)	$ 66 - 74	(4.3) - 7.2%
Adjusted EBITDA	$180	$164	(3)	$ 177 - 187	7.9 - 14.0%

(1) Reported FY 2019 revenue includes $10.5 million related to the 2Q 2019 Reserve Release. Including the 2Q 2019 Reserve Release, total FY 2020 revenue growth is expected to be 8.6 - 10.2%. Excluding the 2Q 2019 Reserve Release, then total FY 2020 revenue growth is expected to be 10.5 - 12.1%.
(2) Reported FY 2019 net income includes $6.0 million related to the 2Q 2019 Reserve Release, $5.6 million related to the 3Q 2019 Gain on Investment and $6.5 million related to discrete tax benefits. Including the 2Q 2019 Reserve Release, 3Q 2019 Gain on Investment and discrete tax benefits, then FY 2020 net income growth is expected to be (24.1) - (14.9)%. Excluding the 2Q 2019 Reserve Release and 3Q 2019 Gain on Investment, net income growth is expected to be (4.3) - 7.2%.
(3) Reported 2019 adjusted EBITDA includes $8.2 million related to the 2Q 2019 Reserve Release and $7.7 million related to the 3Q 2019 Gain on Investment. Including the 2Q 2019 Reserve Release and 3Q 2019 Gain on Investment, adjusted EBITDA growth is expected to be (1.7) - 3.9%.  Excluding the 2Q 2019 Reserve Release and 3Q 2019 Gain on Investment, then FY 2020 adjusted EBITDA growth is expected to be 7.9 - 14.0%.
Key assumptions underlying the Company's revised full year 2020 financial guidance include:
•Depreciation and amortization of approximately $50 million
•Stock-based compensation expense of approximately $24 million
•Integration-related costs of approximately $8-10 million
•Net interest expense of approximately $7 million
•An effective tax rate of 23-25%
•Capital expenditures of approximately $30-35 million
•The anticipated impact of COVID-19 on the Company's revenue opportunities

Webcast and Conference Call Information
HMS will report its preliminary second quarter 2020 financial and operating results via webcast at 7:30 AM CT / 8:30 AM ET on Friday, August 7, 2020. The webcast will include discussion of HMS developments, forward-looking statements and other material information about business and financial matters. The webcast can be accessed via phone at 877-303–7208 (224-357–2389 for international participants), or on the HMS Investor Relations website at http://investor.hms.com/events-and-

presentations. The webcast will be archived and available for replay at http://investor.hms.com/events-and-presentations. This press release and the financial statements contained herein are also available on the HMS Investor Relations website at http://investor.hms.com/press-releases.
About HMS
HMS advances the healthcare system by helping healthcare organizations reduce costs and improve health outcomes. Through our industry-leading technology, analytics and engagement solutions, we save billions of dollars annually while helping consumers lead healthier lives. HMS provides a broad range of payment accuracy and population health management solutions that help move the healthcare system forward. Visit us at www.hms.com and follow us on Twitter at @HMSHealthcare.
Trademarks
HMS and the HMS logo are registered trademarks of HMS Holdings Corp. and/or its affiliates. Other names may be trademarks of their respective owners.
Non-GAAP Financial Measures
The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States ("GAAP"). From time to time, in press releases, financial presentations, earnings conference calls or otherwise, the Company may disclose certain non-GAAP financial measures. The non-GAAP financial measures presented in this press release should not be viewed as alternatives or substitutes for the Company's reported GAAP results. A reconciliation to the most directly comparable GAAP financial measure is set forth in the tables that accompany this release.
The Company believes that the non-GAAP financial measures presented in this press release are relevant and provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because the measures allow them to understand and compare the Company's actual and expected operating results during the prior, current and future periods in a more consistent manner. The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provides a more complete understanding of the results of operations and trends affecting the Company's business. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to financial measures calculated in accordance with GAAP.
Safe Harbor Statement
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Form 10-Q is filed. This press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements relate to our current expectations, projections and assumptions about our business, the economy and future events or conditions. They do not relate strictly to historical or current facts. Forward-looking statements can be identified by words such as “aims,” “anticipates,” "assumes," “believes,” “estimates,” “expects,” “forecasts,” “future,” “intends,” “likely,” “may,” “outlook,” “plans,” “potential,” “projects,” “seeks,” “strategy,” “targets,” “trends,” “will,” “would,” “could,” “should,” and variations of such terms and similar expressions and references to guidance, although some forward-looking statements may be expressed differently. In particular, these include statements relating to, among other things, the possible effects of COVID-19; our future actions, business plans, objectives and prospects; and our future operating or financial performance and projections, including our updated full year guidance for 2020. Factors or events that could cause actual results to differ may emerge from time to time and are difficult to predict. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results may differ materially from past results and those anticipated, estimated or projected. We caution you not to place undue reliance upon any of these forward-looking statements.
Factors that could cause or contribute to such differences, include, but are not limited to: the course of the COVID-19 pandemic and the responses to the pandemic, and their effects on our business and operations, including those of our customers and partners, and general economic, business and market conditions; our ability to execute our business plans and growth strategy; our ability to innovate, develop or implement new or enhanced solutions or services; the nature of acquisition, investment, strategic relationship and divestiture opportunities we are pursuing, and our ability to successfully execute on such opportunities; our ability to successfully integrate acquired businesses and operations and realize synergies; significant and increased competition related to our solutions and services; variations in our results of operations; our ability to accurately forecast the revenue under our contracts and solutions; our ability to protect our systems from damage, interruption or breach, and to maintain effective information and technology systems and networks, including during a catastrophic or extraordinary event, such as COVID-19; our ability to protect our intellectual property rights, proprietary technology, information processes, and know-how; our failure to maintain a high level of customer retention or the unexpected reduction in scope or termination of key contracts with major customers; customer dissatisfaction or our non-compliance with contractual provisions or regulatory requirements; our failure to meet performance standards triggering significant costs or liabilities under our contracts; our inability to manage our relationships with data sources and suppliers; our reliance on subcontractors and other third party providers and parties to perform services; our ability to secure future contracts and favorable contract terms through the competitive bidding process; pending or threatened litigation; unfavorable outcomes in legal proceedings; our success in attracting and retaining qualified employees and members of our management team; our ability to generate sufficient cash to cover our interest and principal payments under our credit facility; changes in tax laws, regulations or guidance and unexpected changes in our effective tax rate; unanticipated increases in the number or amount of claims for which we are self-insured; accounting changes or revisions; political, economic and foreign exchange conditions and other risks relating to our international operations; changes in the healthcare environment or healthcare financing system, including regulatory, budgetary or political actions that affect healthcare spending or the practices and operations of healthcare organizations; our failure to comply with applicable laws and regulations governing individual privacy and information security, domestically and internationally, or to protect such information from theft and misuse; our ability to comply with current and future legal and regulatory requirements; negative results of government or customer reviews, audits or investigations; state or federal limitations related to outsourcing of certain government programs or functions; restrictions on bidding or performing certain work due to perceived conflicts of interests; the market price of our common stock and lack of dividend payments; anti-takeover provisions in our corporate governance documents; and other factors, risks and uncertainties described in our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. Any forward-looking statements are made as of the date of this press release. Except as may be required by law, we disclaim any obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	Media Contact:
Robert Borchert	Lacey Hautzinger
SVP, Investor Relations	Sr. Director, External Communications
robert.borchert@hms.com	lacey.hautzinger@hms.com
469-284-2140	469-284-7240

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$142,654	$168,182	$314,066	$316,135
Cost of services:
Compensation	62,394	58,322	129,849	115,775
Direct project and other operating expenses	22,984	20,742	47,879	40,941
Information technology	15,125	12,316	30,028	25,420
Occupancy	4,190	4,052	8,552	8,131
Amortization of acquisition related software and intangible assets	5,564	4,166	11,069	8,332
Total cost of services	110,257	99,598	227,377	198,599
Selling, general and administrative expenses	26,781	28,036	62,620	57,282
Total operating expenses	137,038	127,634	289,997	255,881
Operating income	5,616	40,548	24,069	60,254
Interest expense	(1,947)	(2,853)	(4,209)	(5,702)
Interest income	24	966	258	2,080
Other income	2,219	—	2,871	—
Income before income taxes	5,912	38,661	22,989	56,632
Income taxes	(701)	9,561	3,694	7,890
Net income	$6,613	$29,100	$19,295	$48,742

Basic income per common share:
Net income per common share -- basic	$0.07	$0.34	$0.22	$0.56
Diluted income per common share:
Net income per common share -- diluted	$0.07	$0.33	$0.21	$0.55
Weighted average shares:
Basic	88,244	85,956	88,328	86,524
Diluted	89,834	87,858	89,842	88,843

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30, 2020	December 31, 2019
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$193,071	$139,268
Accounts receivable, net	212,700	223,443
Prepaid expenses and other current assets	26,147	30,925
Income tax receivable	1,230	3,210
Deferred financing costs, net	564	564
Total current assets	433,712	397,410
Property and equipment, net	84,592	86,947
Goodwill	594,561	599,351
Intangible assets, net	124,433	131,849
Operating lease right-of-use assets	15,037	17,493
Deferred financing costs, net	827	1,109
Other assets	18,588	10,117
Total assets	$1,271,750	$1,244,276

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$89,355	$97,747
Liability for appeals	5,538	3,570
Total current liabilities	94,893	101,317
Long-term liabilities:
Revolving credit facility	240,000	240,000
Operating lease liabilities	12,414	14,881
Net deferred tax liabilities	25,391	25,587
Other liabilities	8,783	7,626
Total long-term liabilities	286,588	288,094
Total liabilities	381,481	389,411
Commitments and contingencies
Shareholders' equity:
Preferred stock -- $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common stock -- $0.01 par value; 175,000,000 shares authorized;102,173,154 shares issued and 88,509,960 shares outstanding at June 30, 2020; 101,766,468 shares issued and 88,103,566 shares outstanding at December 31, 2019	1,022	1,018
Capital in excess of par value	496,069	479,964
Retained earnings	528,754	509,459
Treasury stock, at cost: 13,663,194 shares at June 30, 2020 and December 31, 2019	(135,576)	(135,576)
Total shareholders' equity	890,269	854,865
Total liabilities and shareholders' equity	$1,271,750	$1,244,276

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2020	2019
Operating activities:
Net income	$19,295	$48,742
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and software	16,333	15,989
Amortization of intangible assets	7,416	4,677
Amortization of deferred financing costs	282	282
Stock-based compensation expense	17,950	15,781
Deferred income taxes	(196)	4,588
Noncash lease expense	2,456	2,366
Release of estimated liability for appeals, net	—	(10,478)
Changes in operating assets and liabilities:
Accounts receivable	13,040	(2,062)
Prepaid expenses and other current assets	4,778	(363)
Other assets	(8,471)	(1,200)
Income taxes receivable	1,980	9,386
Accounts payable, accrued expenses and other liabilities	(8,603)	(7,235)
Operating lease liabilities	(2,467)	(2,952)
Liability for appeals	1,968	605
Net cash provided by operating activities	65,761	78,126
Investing activities:
Acquisition of a business, net of cash acquired	1,530	—
Purchases of property and equipment	(3,143)	(945)
Investment in capitalized software	(8,359)	(7,465)
Net cash used in investing activities	(9,972)	(8,410)
Financing activities:
Proceeds from exercise of stock options	1,619	26,998
Payments of tax withholdings on behalf of employees for net-share settlements	(3,460)	(6,947)
Payments on capital lease obligations	(145)	(36)
Net cash (used in)/provided by financing activities	(1,986)	20,015
Net increase in cash and cash equivalents	53,803	89,731
Cash and Cash Equivalents
Cash and cash equivalents at beginning of year	139,268	178,946
Cash and cash equivalents at end of period	$193,071	$268,677

Supplemental disclosure of cash flow information:
Cash paid for income taxes/(refunds received), net of refunds	$1,107	$(6,509)
Cash paid for interest	$2,319	$5,524

Supplemental disclosure of non-cash activities:
Change in balance of accrued property and equipment purchases	$(2,476)	$250

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended
(in thousands, except percentages)	June 30, 2020	June 30, 2019
Net income	$6,613	$29,100

Net interest expense	1,923	1,887
Income taxes	(701)	9,561
Depreciation and amortization of property and equipment and intangible assets	12,046	10,397
Earnings before interest, taxes, depreciation and amortization (EBITDA)	19,881	50,945
Stock-based compensation expense	4,440	4,802
Transaction and integration costs	3,476	27
Adjusted EBITDA	$27,797	$55,774
% of Revenue	19.5%	33.2%
Adjusted EBITDA, excluding 2Q 2019 Reserve Release benefit	$27,797	$47,574
% of Revenue	19.5%	30.2%

	Six Months Ended
(in thousands, except percentages)	June 30, 2020	June 30, 2019
Net income	$19,295	$48,742

Net interest expense	3,951	3,622
Income taxes	3,694	7,890
Depreciation and amortization of property and equipment and intangible assets	23,749	20,666
Earnings before interest, taxes, depreciation and amortization (EBITDA)	50,689	80,920
Stock-based compensation expense	17,950	15,781
Transaction and integration costs	6,240	107
Adjusted EBITDA	$74,879	$96,808
% of Revenue	23.8%	30.6%
Adjusted EBITDA, excluding 2Q 2019 Reserve Release benefit	$74,879	$88,608
% of Revenue	23.8%	29.0%

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Income to EPS (Diluted) and Adjusted EPS (Diluted)

	Three Months Ended
(in thousands, except per share amounts)	June 30, 2020	June 30, 2019
Net income	$6,613	$29,100

Stock-based compensation expense	4,440	4,802
Transaction and integration costs	3,476	27
Amortization of acquisition related software and intangible assets	5,564	4,166
Income tax related to adjustments¹	(3,410)	(2,385)

Adjusted net income	$16,683	$35,710

Weighted average common shares, diluted	89,834	87,858

Diluted EPS	$0.07	$0.33
Diluted adjusted EPS	$0.19	$0.41

Reserve release benefit²	$—	$0.07
Diluted adjusted EPS excluding 2Q 2019 Reserve Release benefit	$0.19	$0.34

	Six Months Ended
(in thousands, except per share amounts)	June 30, 2020	June 30, 2019
Net income	$19,295	$48,742

Stock-based compensation expense	17,950	15,781
Transaction and integration costs	6,240	107
Amortization of acquisition related software and intangible assets	11,069	8,332
Income tax related to adjustments¹	(8,921)	(6,414)

Adjusted net income	$45,633	$66,548

Weighted average common shares, diluted	89,842	88,843

Diluted EPS³	$0.21	$0.55
Diluted adjusted EPS³	$0.51	$0.75

Discrete tax benefits	$—	$0.07
Reserve release benefit²	$—	$0.07
Diluted adjusted EPS excluding Reserve Release and discrete tax benefits	$0.51	$0.61

(1) Tax effect of adjustments is computed as the pre-tax effect of the adjustments multiplied by the adjusted annual effective tax rate at period end.

(2) The reserve release benefit of $0.07 for the three and six months ended June 30, 2019 are net of income tax of approximately $0.03 per diluted share.

(3) Diluted EPS and Diluted Adjusted EPS included a $0.07 per diluted share discrete tax benefit primarily related to the exercise of employee stock options for the six months ended June 30, 2019.

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA (Trailing twelve months)

	Trailing Twelve Months Ended
(in thousands)	June 30, 2020	June 30, 2019
Net income	$57,777	$100,707

Net interest expense	7,195	8,469
Income taxes	12,942	3,157
Depreciation and amortization of property and equipment and intangible assets	46,067	48,730
Earnings before interest, taxes, depreciation and amortization (EBITDA)	123,981	161,063
Stock-based compensation expense	24,070	23,080
Transaction and integration costs	9,729	107
Adjusted EBITDA	$157,780	$184,250

Reconciliation of Total Debt to Net Leverage Ratio

(in thousands, except ratios)	June 30, 2020	June 30, 2019
Total Debt (revolving credit facility)⁴	$240,000	$240,000
Cash and cash equivalents	(193,071)	(268,677)
Total net debt	$46,929	$(28,677)

Net income⁵	$57,777	$100,707
Adjusted EBITDA⁶	$157,780	$184,250
Net leverage ratio⁷	0.30	(0.16)

(4) Total Debt consists of the outstanding principal under our senior secured revolving credit facility
(5) Trailing twelve months Net income
(6) Trailing twelve months Adjusted EBITDA
(7) The Company's net leverage ratio is calculated by dividing total net debt by trailing twelve months' Adjusted EBITDA

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended
(In thousands)	June 30, 2020	June 30, 2019
Net cash provided by operating activities	$48,667	$49,604
Purchases of property and equipment	(1,465)	(576)
Investment in capitalized software	(5,020)	(3,844)

Non-GAAP free cash flow	$42,182	$45,184

The Company believes the non-GAAP free cash flow financial measures presented in this press release provide useful information regarding how much cash flow is available, after purchases of property and equipment and investment in capitalized software, to be used for working capital needs or for other opportunities. It should not be inferred that the entire non-GAAP free cash flow amount is available for discretionary expenditures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Reconciliation of Revised Financial Guidance for Full Year 2020 Net Income to Projected 2020 EBITDA and Adjusted EBITDA

	Twelve Months Ended December 31, 2020
	Estimated Range
	Current Guidance		Prior Guidance
(in millions)	Low	High	Low	High
Net Income	$66	$74	$62	$74

Net interest expense	$7	$7	$6	$6
Income taxes	20	24	26	29
Depreciation and amortization of property and equipment and intangible assets	50	50	50	50
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$143	$155	$144	$159
Stock-based compensation expense	24	24	23	23
Transaction and Integration costs	10	8	10	5
Adjusted EBITDA	$177	$187	$177	$187